EXHIBIT 10.32

Director RSU

2017

Director Restricted Stock Unit Award

(Stericycle, Inc. 2017 Long-Term Incentive Plan)

Participant:

Award Grant Date (“Grant Date”):

Number of shares subject to this Award:

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Award Agreement”), dated as of the Grant Date specified above, by and between Stericycle, Inc. (the “Company”) and the Participant, is entered into pursuant to the Stericycle, Inc. 2017 Long-Term Incentive Plan (as the same may be amended, restated, supplemented and otherwise modified from time to time, the “Plan”).  This Award Agreement is subject to the terms and conditions of the Plan.

Terms of Award

1.Defined Terms.  All capitalized terms not otherwise defined in the text of this Award Agreement have the meanings attributed to them in the Plan.

2.Grant of RSUs.  Subject to the terms and conditions of the Plan and this Award Agreement, the Company hereby grants to the Participant a Full Value Award under the Plan in the form of restricted stock units (“RSUs”).  The RSUs shall vest based on the Participant’s continued service with the Company as a Non-Employee Director, as described in Section 3.  Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant a share of the Company’s common stock, par value $.01 per share (“Common Stock”), or its cash equivalent, subject to the terms and conditions of the Plan and this Award Agreement, and is not an actual share of Common Stock.  Prior to settlement, as described in Section 4, RSUs are only bookkeeping entries, either on the Company’s own records or on those of E*Trade (or any other record keeper that the Company may use in connection with the administration of the Plan), and the Participant shall not have any rights as a stockholder of the Company in respect of his or her RSUs.

3.Vesting of RSUs.

(a)

General Vesting Rules.  This Award shall vest on XXXX (the “Vesting Date”)] [on each of the [first through fifth] anniversaries of the Grant Date (each a “Vesting Date”)] provided that the Participant’s Termination Date has not occurred as of the applicable Vesting Date.  Subject to the terms and conditions of this Award Agreement, the actual number of RSUs that become earned and vested as of a Vesting Date are referred to as “Vested RSUs”.  All RSUs that become Vested RSUs on a Vesting Date shall be distributed to the Participant in accordance with Section 4.  Except as otherwise provided by the Committee or this Award Agreement, if the Participant’s Termination Date occurs for any reason prior to the applicable Vesting Date, then, as of the Participant’s Termination Date, all then unvested RSUs shall be cancelled and shall be forfeited, none of unvested RSUs shall become Vested RSUs and the Participant shall have no rights under or with respect any of the unvested RSUs.

(b)

Special Rules for Death.  Notwithstanding the provisions of paragraph 3(a), if the Participant’s Termination Date occurs prior to a Vesting Date on account of the Participant’s death, then all of the then outstanding unvested RSUs shall immediately vest and the date of the Participant’s death shall be the “Vesting Date” for such RSUs for purposes of Section 4.

(c)

Change in Control. This Award shall vest upon a Change in Control prior to the Vesting Date as provided by the Committee provided that the Participant’s Termination Date has not occurred as of the date of the Change in Control.

Settlement. The Participant shall be entitled to payment (whether in shares of Common Stock or the cash equivalent thereof) only with respect to Vested RSUs.  The settlement of the Vested RSUs shall occur within 45 days following the Vesting Date applicable to such Vested RSUs.  Settlement of the Vested RSUs shall be made, in the sole discretion of the Committee, in (a) the form of shares of Common Stock (with one share of Common Stock distributed for each Vested RSU and cash equal in value to any fractional Vested RSU) registered in the name of the Participant, (b) a lump sum cash payment equal to the Fair Market Value (determined as of the Vesting Date) of the number of shares of Common Stock determined under paragraph (a), or (c) a combination of the payment forms described in paragraphs (a) and (b).  Notwithstanding the foregoing, if settlement of the RSUs is deferred under the terms of the Stericycle, Inc. Directors’ Deferred Stock Plan or another deferred compensation plan of the Company (“Deferred Compensation Plan”), whether pursuant to the Participant’s election or otherwise, settlement of the Vested RSUs shall be made at the time and in the form determined under, and otherwise accordance with the terms of, the Deferred Compensation Plan.

4.Withholding. The delivery of shares of Common Stock or the payment of cash in settlement of the Award pursuant to Section 4 shall be conditioned upon the satisfaction of any applicable withholding tax obligation.

5.Transferability. This Award may not be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable laws of intestacy. The Award shall not be subject to execution, attachment or similar process.

6.Interpretation.  This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect the Participant’s rights in respect of the Award without the Participant’s consent).  If there is a conflict or inconsistency between this Award and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Award and the Plan shall be final and binding.

7.No Right to Continued Service. Nothing in this Award shall be considered to confer on The Participant any right to continue in the service of the Company or the right to be nominated for election as a director of the Company.

8.No Stockholder Rights. The Participant shall not have any rights as a stockholder of the Company in respect of any of RSUs unless and until this Award vests and is settled in shares of the Common Stock.

9.Governing Law. This Award shall be governed in accordance with the laws of the State of Illinois.

10.Binding Effect. This Award shall be binding on the Company and the Participant and on The Participant’s heirs, legatees and legal representatives.

11.Code Section 409A.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A and any ambiguities herein shall be interpreted to so comply.  Neither the Company nor any of the Subsidiaries, however, makes any representation regarding the tax consequences of this Award.

Stericycle, Inc.

By
Charles A. Alutto
President and CEO

Acceptance by Participant

I accept this Restricted Stock Unit Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Stericycle, Inc. 2017 Long-Term Incentive Plan and a copy of the current Information Statement for the Plan.

Director Name

3